Exhibit 10.3

ADVISORY AGREEMENT

This Advisory Agreement (this “Agreement”), dated as of January 30, 2007, is made and entered into by and among Seitel Acquisition Corp. (“Merger Sub”) and Seitel Holdings, LLC, a Delaware limited liability company (“Parent,” and Parent collectively with Merger Sub, the “Companies”), and ValueAct Capital Management, L.P., a Delaware limited partnership (“Advisor”).

WHEREAS, the Companies desire to retain Advisor and Advisor desires to perform for the Companies and/or their subsidiaries certain services; and

WHEREAS, Merger Sub desires to retain Parent and Parent desires to perform for Merger Sub and/or its subsidiaries certain services;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Term. This Agreement shall be in effect for an initial term of ten (10) years commencing on the effective date hereof (the “Term”), and shall be automatically extended thereafter on a year to year basis unless any party provides written notice to the other parties of its desire to terminate this Agreement 90 days prior to the expiration of the Term or any extension thereof.

2. Services. Advisor shall perform or cause to be performed such services for the Companies and/or their subsidiaries as directed by such Company’s manager or board of directors, and Parent shall perform or cause to be performed such services for Merger Sub and/or its subsidiaries as directed by Merger Sub’s board of directors, which may include, without limitation, the following:

(a) identification, support and analysis of acquisitions and divestitures;

(b) support and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;

(c) finance functions, including assistance in the preparation of financial projections, and monitoring of compliance with financing agreements;

(d) human resource functions, including searching and hiring of executives; and

(e) other services upon the mutual agreement of applicable parties.

Notwithstanding any provision in this Agreement to the contrary, each of the parties hereto acknowledges and agrees that there are no minimum levels of services required to be provided to the Companies or Merger Sub pursuant to this Agreement.

3. Expenses.

(a) Transaction Expenses. In connection with the Agreement and Plan of Merger, dated as of October 31, 2006 (the “Merger Agreement“), by and among Parent, Merger Sub and Seitel, Inc. (“Seitel”), pursuant to which Merger Sub will be merged with and into Seitel with Seitel surviving as a wholly-owned subsidiary of Parent (the “Merger”) and Seitel shall succeed to all liabilities and obligations of Merger Sub, Advisor and Parent have incurred certain expenses (including fees and disbursements of attorneys, accountants and other professionals and consultants retained by Advisor, Parent or their respective affiliates) related to the transactions contemplated by and in connection with the Merger Agreement, including the Merger and the financings thereof (the “Transactions”). Upon the consummation of the Transactions, Merger Sub agrees to reimburse or otherwise pay Advisor, Parent and their respective affiliates, including but not limited to ValueAct Capital Master Fund, L.P., all out-of-pocket fees and expenses (including fees and disbursements of attorneys, accountants and other professionals and consultants retained by Advisor, Parent or their respective affiliates) incurred by them or their affiliates, including but not limited to ValueAct Capital Master Fund, L.P., in connection with the Transactions.

(b) Other Expenses. Merger Sub hereby agrees to pay to Parent, Advisor or their respective affiliates the reasonable out-of-pocket expenses (including fees and disbursements of attorneys, accountants and other professionals and consultants retained by Advisor, Parent or their respective affiliates) incurred by Advisor, Parent or their respective affiliates and their respective personnel in connection with the performance of the services contemplated by this Agreement. Parent hereby agrees to pay to Advisor or its affiliates the reasonable out-of-pocket expenses (including fees and disbursements of attorneys, accountants and other professionals and consultants retained by Advisor or its affiliates) incurred by Advisor, its affiliates and their personnel in connection with the performance for Parent of the services contemplated by this Agreement.

(c) Delivery of Expenses. All expenses payable or otherwise reimbursable to Advisor, Parent or their designees shall be payable by wire transfer to an account designated in writing by the Advisor or Parent, as the case may be, or in such other manner as Advisor or Parent shall specify.

4. Personnel. Advisor shall provide and devote to the performance of this Agreement such partners, employees and agents of Advisor as Advisor shall deem appropriate to the furnishing of the services required. Parent shall provide and devote to the performance of this Agreement such partners, employees and agents of Parent as Parent shall deem appropriate to the furnishing of the services required.

5. Liability. Neither Advisor, Parent nor any other Indemnitee (as defined in Section 6 below) shall be liable to any of the Companies or any of their subsidiaries or affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from gross negligence, willful misconduct or bad faith on the part of an Indemnitee acting within the scope of such person’s employment or authority. Neither Advisor nor Parent makes any representations or warranties, express or implied, in respect of the services to be provided by Advisor, Parent or any of the other Indemnitees. Except as Advisor or Parent may otherwise agree in writing as to Advisor or Parent itself after the date hereof: (i) Advisor and Parent shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage in the same or similar business activities or lines of business as any of the Companies or any of their subsidiaries, including those competing with any of the Companies or any of their subsidiaries and (B) do business with any client or customer of any of the Companies or any of their subsidiaries; (ii) neither Advisor, Parent nor any officer, director, employee, partner, affiliate or associated entity thereof shall be liable to any of the Companies or any of their subsidiaries or affiliates for breach of any duty (contractual or otherwise) by reason of any such activities of or of such person’s participation therein; and (iii) in the event that Advisor or Parent acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Companies or any of their subsidiaries, on the one hand, and Advisor or Parent, on the other hand, or any other person, neither Advisor or Parent shall have a duty (contractual or otherwise) to communicate or present such corporate opportunity to the Companies or any of their subsidiaries and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Companies or any of their affiliates for breach of any duty (contractual or otherwise) by reasons of the fact that Advisor or Parent directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Companies. In no event will any of the parties hereto be liable to any other party hereto for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) other than the Claims (as defined in Section 6 below) relating to the service to be provided by Advisor or Parent hereunder.

6. Indemnity. Each of the Companies and their subsidiaries shall defend, indemnify and hold harmless each of Advisor, its affiliates, members, partners, employees and agents (collectively, the “Indemnitees”) from and against any and all loss, liability, damage or expenses arising from any claim by any person with respect to, or in any way related to, the performance of services contemplated by this Agreement (including attorneys’ fees) (collectively, “Claims”) resulting from any act or omission of any of the Indemnitees, other than for Claims which shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by an Indemnitee. Each of the Companies and their subsidiaries shall defend at its own cost and expense any and all suits or actions (just or unjust) which may be brought against any such Company, any of its subsidiaries or any of the Indemnitees or in which any of the Indemnitees may be impleaded with others upon any Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance hereof by any of the Indemnitees, except that if such damage shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by an Indemnitee, then Advisor shall reimburse the Companies and their subsidiaries for the costs of defense and other costs incurred by the Companies and their subsidiaries to the extent due to such gross negligence, bad faith or willful misconduct.

7. Notices. All notices hereunder shall be in writing by hand-delivery, registered or certified first-class mail, fax or reputable courier guaranteeing overnight delivery to the other parties at the following addresses (or at such other address as shall be given in writing by any party to the others):

To the Companies as appropriate:

c/o ValueAct Capital Management, L.P.

435 Pacific Avenue, 4th Floor

San Francisco, CA 94133

Facsimile: (415) 362-5727

Attention: Allison Bennington, General Counsel

To Advisor:

ValueAct Capital Management, L.P.

435 Pacific Avenue, 4th Floor

San Francisco, CA 94133

Facsimile: (415) 362-5727

Attention: Allison Bennington, General Counsel

8. Assignment. No party hereto may assign any rights or obligations hereunder to any other person without the prior written consent of the other parties hereto; provided, that neither of the Companies shall unreasonably withhold its consent to any assignment by Advisor hereunder and Advisor may, without consent of the Companies, assign its rights and obligations under this Agreement to any Permitted Transferee (as such term is defined in the Securities Holders Agreement, dated as of January 8, 2007, by and among the Parent, Advisor and management investors (as defined therein)).

9. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties.

10. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

11. Entire Agreement; Modification; Governing Law. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein. No modifications of this Agreement nor waiver of the terms or conditions thereof shall be binding upon either party unless approved in writing by an authorized representative of such party. All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

IN WITNESS WHEREOF, the parties have executed this Advisory Agreement as of the date first written above.

SEITEL HOLDINGS, LLC

By: VA Partners, LLC, its Manager

By:	/s/ Authorized Signatory
Name:
Title:

SEITEL ACQUISITION CORP.

By:	/s/ Authorized Signatory
Name:
Title:

VALUEACT CAPITAL MANAGEMENT, L.P.

By: ValueAct Capital Management, LLC, its General Partner

By:	/s/ Authorized Signatory
Name:
Title:

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